July 25, 2005

Verso Reports Second Quarter 2005 Results
New Products and Revamped Salesforce Bolster Revenues

ATLANTA — Verso Technologies, Inc. (Nasdaq: VRSO), a provider of packet-based solutions, announced today its financial results for the second quarter of 2005.

The company reported revenue of $8.5 million for the second quarter of 2005, consistent with the high end of the company’s estimated range given on July 11, 2005. EBITDA from continuing operations (defined as net loss before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation), excluding the one-time charge of $2.6 million for reorganization costs related to the sublease of a portion of the company’s Atlanta facility was a negative $2.4 million. The loss from continuing operations and the net loss for the second quarter was $6.4 million, or $.05 per share, which included the one-time charge of $2.6 million relating to the sublease, or a loss of $.02 per share.

Total revenue for the second quarter of 2005 of $8.5 million represented a 29% increase over both the first quarter of 2005 and the second quarter of 2004, during each of which the company had sales of $6.6 million. The increase in sales over the prior periods was primarily due to sales of new technologies introduced recently, including the JTA I-Master application suite and the Netperformer GSM and Netperformer Universal Redundancy solutions, and due to the improved performance of the company’s reorganized salesforce.

Gross profit from continuing operations for the second quarter of 2005 was $3.8 million, or 44% of sales, compared to $2.9 million, or 43% of sales, for the first quarter of 2005 and $2.9 million, or 44% of sales, for the second quarter of 2004.

Total operating expenses for the second quarter of 2005 were $9.4 million, and included reorganization costs of $2.6 million related to the sublease of a portion of the Atlanta facility, which the company announced on July 8, 2005. The $2.6 million loss that was recognized represents the difference between the lease and the sublease for the remaining term, as well as write-offs for furniture and leasehold improvements. Reported operating expenses will be reduced by approximately $800,000 on an annual basis beginning August 2005 as a result of this transaction, and the sublease will reduce the company’s cash payments by an estimated $1.6 million over the remaining term of the lease.

Without the one-time charge relating to the sublease, operating expenses for the second quarter would have been $6.8 million compared to $7.2 million for the first quarter of 2005 and $7.9 million for the second quarter of 2004, even though revenue for the second quarter of 2005 was more than the revenue in either such earlier quarter. The company credits this achievement to its focused efforts to manage its investments in sales and product development initiatives and its cash to reach break-even as quickly as possible.

EBITDA from continuing operations for the second quarter of 2005, excluding the one-time reorganization costs, was negative $2.4 million compared to the first quarter of 2005 of negative

$3.6 million and the second quarter of 2004 of negative $4.1 million. The loss from continuing operations for the first quarter of 2005 and the second quarter of 2004 was negative $4.9 million and negative $5.2 million, respectively.

The company had a net loss of $6.4 million, or $.05 per share, for the second quarter of 2005. Without the one-time charge of $2.6 million relating to the sublease, the net loss and the net loss per share would have been $3.8 million and $.03, respectively. In the first quarter of 2005, the company had a net loss of $5.5 million, of which $4.9 million was from continuing operations and $566,000 was from discontinued operations. The net loss per share and the net loss from continuing operations was $.04 per share for the first quarter of 2005. In the second quarter of 2004, the company had a net loss of $6.3 million, or $.05 per share; the loss from continuing operations was $5.2 million, or $.04 per share, and the net loss from discontinued operations was $1.1 million, or $.01 per share.

As of June 30, 2005, the company had total cash of $12.8 million ($11.2 million plus restricted cash of $1.6 million). This compares to a total cash position at March 31, 2005 of $16.3 million ($14.7 million plus restricted cash of $1.6 million). As of June 30, 2005 the total debt, which consists of two issues of convertible debentures and a note payable, was $16.6 million, of which $4.4 million is current.

“The recent introduction of new technologies had a significant impact on revenue this quarter and has laid the foundation for our recovery plan,” said Lewis Jaffe, Verso’s President and Chief Operating Officer. “Specifically, the acceptance of the I-Master suite has exceeded our expectations, as the market moves toward applications and open architecture. Also, as evidenced by our growing number of trials and the trials which are now turning into revenue, the introduction of our Netperformer GSM has positioned us to capture market share. With the revamping of the salesforce, we now have a sales team in place that is executing well. We are continuing our sales and product development focus on immediate opportunities, but keeping an eye out to ensure we continue to meet customer demand. We believe that these initiatives, along with improving economies in the markets in which we have a strong presence, will pave the way for continued growth.”

“We are pleased that the efforts we have undertaken over the last two quarters to introduce high growth technologies, restructure our sales force and redirect our marketing efforts are beginning to be reflected in our sales and operating results,” said Steve Odom, Verso’s Chairman and Chief Executive Officer. “We continue to focus our research and development efforts to introduce new products with high growth potential, such as our I-Master suite, Netperformer GSM and Netperformer Universal Redundancy, and the recent completion of the development of our softswitch solution for the North American market.”

Conference Call Information
Verso will hold a conference call today at 5:00 p.m. EDT to discuss the company’s second quarter results. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. EDT on July 25, 2005 through 11:59 p.m. on August 8, 2005 at 800.475.6701 for domestic callers and 320.365.3844 for international callers. The passcode is 788891.

About Verso Technologies
Verso is a leading provider of next generation communication solutions for carriers and service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Earnings Measurement Quality
EBITDA from continuing operations excluding reorganization costs — loss on sublease as presented in this press release is not a measure of performance under generally accepted accounting principles and is not calculated identically by all companies. Therefore, the presentation in this press release may not be comparable to those disclosed by other companies. The company utilizes EBITDA from continuing operations (defined as net loss excluding discontinued operations before interest, income taxes, depreciation, amortization of intangibles and amortization of deferred compensation) excluding reorganization costs — loss on sublease as a measure of performance because it believes that EBITDA excluding reorganization costs — loss on sublease is a useful adjunct to net income and other GAAP measurements and provides a reasonable measure of a company’s performance. Items such as depreciation and amortization are more appropriately associated with the historical operations of the business, i.e., existing asset base and the implications of purchase accounting for acquisitions. Interest expense is associated primarily with the company’s financing decisions, rather than current operations. The company believes that EBITDA excluding reorganization costs - loss on sublease provides investors with an indication of the cash produced from the company’s operations.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Verso Investor Contact:
Monish Bahl
Vice President
Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com

VERSO TECHNOLOGIES, INC.
(Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Revenue:
Products	$4,603	$2,077	$7,342	$8,691
Services	3,910	4,554	7,778	9,039

Total revenue	8,513	6,631	15,120	17,730

Cost of revenue:
Products:
Product costs	2,257	1,034	3,598	3,558
Amortization of intangibles	147	69	215	138

Total cost of products	2,404	1,103	3,813	3,696
Services	2,355	2,594	4,690	5,187

Total cost of revenue	4,759	3,697	8,503	8,883

Gross profit	3,754	2,934	6,617	8,847

Operating expenses
General & administrative	2,468	2,982	5,054	5,818
Sales and marketing	2,049	2,409	4,195	4,365
Research and development	1,737	1,806	3,421	3,387
Depreciation and amortization	580	678	1,240	1,447
Reorganization costs	—	—	124	1,154
Reorganization costs — loss on sublease	2,550	—	2,550	—

Total operating expenses	9,384	7,875	16,584	16,171

Operating loss from continuing operations	(5,630)	(4,941)	(9,967)	(7,324)
Other expense, net	(770)	(209)	(1,366)	(471)

Loss from continuing operations before income taxes	(6,400)	(5,150)	(11,333)	(7,795)
Income taxes	—	—	—	—

Loss from continuing operations	(6,400)	(5,150)	(11,333)	(7,795)

Loss from discontinued operations	—	(1,130)	(566)	(2,221)

Net loss	$(6,400)	$(6,280)	$(11,899)	$(10,016)

Net loss per common share — basic and diluted:
Loss from continuing operations	$(0.05)	$(0.04)	$(0.09)	$(0.06)
Loss from discontinued operations	$—	$(0.01)	$(0.00)	$(0.02)

Net loss per common share- basic and diluted	$(0.05)	$(0.05)	$(0.09)	$(0.08)

Weighted average shares outstanding — basic and diluted	134,440,552	132,952,430	133,919,633	129,923,784

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS TO EBITDA FROM CONTINUING OPERATIONS
EXCLUDING REORGANIZATION COSTS — LOSS ON SUBLEASE

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Loss from continuing operations	$(6,400)	$(5,150)	$(11,333)	$(7,795)
Add back:
Interest	723	267	1,297	532
Income taxes	—	—	—	—
Depreciation and amortization	580	678	1,240	1,447
Amortization of intangibles (cost of goods sold)	147	69	215	138

EBITDA from continuing operations	(4,950)	(4,136)	(8,581)	(5,678)
Reorganization costs — loss on sublease	2,550	—	2,55	—

EBITDA from continuing operations excluding reorganization costs — loss on sublease	$(2,400)	$(4,136)	$(6,031)	$(5,678)

SELECTED BALANCE SHEET ITEMS

	June 30, 2005	December 31, 2004
Cash and cash equivalents	$11,193	$4,234
Restricted cash	1,620	—
Accounts receivable, net	4,243	3,961
Inventories	4,227	5,362
Current portion of assets of discontinued operations	—	8,995
Total current assets	23,892	24,003
Note receivable, net of current	3,068	—
Total assets	36,246	33,429
Convertible subordinated debentures, current	4,391	4,254
Total current liabilities	15,616	16,388
Convertible subordinated debentures, long-term	9,440	—
Total liabilities	30,202	20,789
Total shareholders’ equity	6,044	12,640